Exhibit 10.23

English summary of the Line of Credit Agreement dated as of September 9, 2012, by and between Israel Discount Bank (the "Bank") and Enzymotec Ltd. (the "Company") (the "Credit Line Agreement").

•	Subject Matter of Agreement: Provision of a credit line given to the Company by the Bank of up to a maximum amount of $U.S 3,750,000 (the "Credit Line").

•	Terms of the Credit Line Agreement: The Company may, subject to the provision of satisfactory reports by the company supervising the Construction (as defined below) (the “Construction Supervision Company”), withdraw amounts from the Bank as on-call loans once a quarter during the Construction Period (as defined below) up to the Credit Line limit (the "On Call Loans"). At the end of the Construction Period the Company may withdraw the remaining amount up to the Credit Line limit as a loan (together with the accrued On Call Loans the "Long Term Loan") for the duration of the Long Term Loan. The accrued principal amount of the On Call Loans shall be repaid together with the Long Term Loan and the interest shall be repaid on a regular basis.

•	Repayment Terms: the Construction Period shall commence on the date of signing, September 9, 2012, and continue until the earlier of 364 days following signing, (i.e. September 8, 2013), or notice provided by the Construction Supervision Company of the completion of construction of a krill oil production facility (the “Construction” and "Construction Period", respectively). The Long Term Loan period shall commence upon the conclusion of the Construction Period and run for four years by which time all amounts due must be repaid.

•	Interest Rate: Each On Call Loan shall bear an annual interest of LIBOR+ 3.28% during the Construction Period and the Long Term Loan shall bear annual interest of LIBOR + 3.38%. The interest rate shall increase automatically by 2% in the event and for the duration of any infringement by the Company of the Agreement's terms.

•	Securities and Guarantees: The securities and guarantees granted to the Bank by the Company or any third party for the benefit of the Company shall serve as securities and guarantees for the Company's loans under the Credit Line. These include a lien on the land owned by the Company, a first priority pledge on the Company's factory and the contents thereof, the Company's subsidiary's share capital, a floating pledge on Persapiens Ltd.'s assets and the guarantees of the Company's subsidiaries.

•	Commissions and other Payments: Company shall cover the Bank's expenses involved in this Credit Line Agreement and in addition shall pay (a) a non-utilization fee of 0.4% of the Credit Line Limit; (b) a transaction commission of 0.25% of the Credit Line Limit; and (c) the Bank's credit service charges.

•	Conditions and Covenants: the Credit Line is provided subject to the following conditions: (a) the Company's tangible shareholder equity (defined as outstanding share capital, undistributed surpluses and subordinated shareholders’ loans less any deferred charges, amounts owed to the Company by related parties (or collateral granted by the Company to guarantee the debts of related parties) and intangible assets), shall remain at all times equal to or higher than 45% of the total assets on the Company's balance sheet or U.S $20,000,000; (b) until all amounts due under this Credit Line Agreement are repaid, the Company's EBITDA (calculated on the basis of the Company’s financial statements and defined as operating income plus (i) depreciation and amortization, (ii) non-cash share-based compensation expenses and (iii) shareholder investments and subordinated shareholder loans extended to the Company to fund ongoing operations in such year) shall not fall below $U.S 1,500,000; (c) the ratio between net debt (defined as all liabilities to banks, financial institutions, note holders and other lenders minus cash and cash equivalents) and EBITDA (as defined above) shall be, for 2012 between 0 and 5, and for 2013 and thereafter, between 0 and 4; (d) Galam Ltd. ("Galam") and Ofer Tech Investment Ltd. ("Ofer") shall at all times hold no less than 51% of the Company's share capital and voting rights; (e) the Company will not enter into a voluntary liquidation, any form of merger, asset purchase or sale following which there will be a change of control in the Company, scheme of arrangement, a stay of proceedings, each as defined under the Israeli Companies Law or any other action performed by the Company relating to its assets that would have a material detrimental effect on its assets, its capacity to fulfill its obligations or repay its debts unless the Company receives prior written consent from the Bank for such action. Notwithstanding the above, the Bank is aware of the planned merger with Persapiens Ltd. which has been approved; (f) the providing of all the executed guarantee and security documentation; (g) there shall be no prohibition or limitation, under any law, regulation or authority, on the providing or maintaining of the Credit Line by the Bank to the Company or any other reason for which the Bank, at its sole discretion, is of the opinion that it cannot provide the Credit Line.

•	Termination: The Bank may terminate the Credit Line Agreement in the event that (a) the Company is in arrears on any amount due, whether the repayment date has been set in the Credit Line Agreement or, in the event the date has not been set, repayment is requested by the Bank; (b) the Bank concludes that a material amendment has been made to the Company's Articles of Association without receiving the Bank's prior written consent which amendment would harm the Bank's position as a creditor; (c) any of the Company's creditors shall have the right to claim the immediate repayment of debt owed to it by the Company; (d) the Company is in material breach of any clause of this Credit Line Agreement; (e) the Bank is of the opinion that the Company's financial condition or valuation or the value of the securities and guarantees or its ability to repay its debts have deteriorated; (f) the Bank is of the opinion that there is reasonable doubt as to the Company's ability to repay its debt in accordance with the terms and schedule outlined herein; (g) the Company fails to abide by its undertakings herein or any of its warranties are found to be incorrect; (h) a filing of a stay of proceeding has been submitted against the Company or any guarantor, which filing has not been rescinded within 30 days; (i) the agenda of the Company's general meeting includes the possible voluntary liquidation, merger or an amendment to the Company's structure; (j) the acceptance of a petition for the reorganization, dissolution, appointment of a receiver or other similar proceedings concerning bankruptcy or insolvency or the appointment of a liquidator, or receiver for the Company; (j) a merger involving the Company; (k) the cancellation of a material license or consent granted to the Company by a regulatory or authorized entity; (l) the Company has discontinued its business activity for a period of 45 days; (m) a lien for no less than U.S $500,000 has been imposed on the Company or the guarantor's assets and has not been rescinded within 45 days; (n) the Company fails to present the Bank the reports required under this Credit Line Agreement and the Company fails to address this failure within 30 days.

•	Subordination: Subordination letters provided to the Bank by the Company and its three significant shareholders dated as of May 2012 shall remain in force and shall apply to this Credit Line Agreement.

•	Company's Warranties: For as long as the Credit Line Agreement is in force, the Company warrants and declares that (a) it has lawfully approved all the resolutions and has received all authorizations required for the execution and fulfillment of the Credit Line Agreement; (b) each and all of the Company's undertakings under the Credit Line Agreement or any of the ancillary securities and guarantees are valid and enforceable; (c) to the best of the Company's knowledge the signing and execution of the Credit Line Agreement and any of the ancillary securities and guarantees will not cause the Company to breach any undertakings or obligations under any contract, its corporate governance documents or any law or permit; (d) no breach has occurred upon signing of the Credit Line Agreement; (e) it operates in compliance with the environmental protection laws, as of the date hereof there are no pending claims or, to its knowledge, no action will lead to such claims being raised due to the violation of the environmental protection laws; and (f) the Company will notify the Bank of any claim against it or of the suspension of any permit due to the violation of the environmental protection laws.

•	Reporting: The Company shall submit to the Bank its quarterly and annual financial statements and any other financial report reasonably requested by the Bank. In addition the Company shall deliver a monthly report regarding the customer balances of the Company and its subsidiaries. The Company shall also provide a report on the budget of the Construction project prior to the drawing of the first On Call Loan and quarterly reports on the progress of the Construction project.

•	Governing Law and Jurisdiction: This Agreement will be exclusively governed by and construed according to the laws of the state of Israel. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court located in Tel-Aviv Jaffa Israel.